NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ANNOUNCES
FISCAL 2005 SECOND QUARTER SALES RESULTS

ROCKAWAY, New Jersey, January 11, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its sales for the second fiscal quarter and six months ended January 1, 2005, as compared to the prior fiscal year periods ended December 27, 2003.

Quarterly Results

     Net sales for Company-owned stores were $166.8 million for the second quarter of fiscal 2005, a decrease of 4.9% as compared with $175.3 million in the second quarter of fiscal 2004. Same-store net sales for Company-owned stores decreased 5.6% in the second quarter of fiscal 2005 as compared with the second quarter of fiscal 2004, while same-store net sales for franchise stores decreased 2.8% for the same period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $356.8 million for the second quarter of fiscal 2005, a decrease of 3.0% compared with $367.7 million in the second quarter of fiscal 2004.

     The fiscal 2005 second quarter sales results for Company-owned stores reflected a decrease of 6.2% in same-store net sales of non-seasonal merchandise, and a decrease of 5.2% in same-store net sales of seasonal merchandise.

Management Comment

     “The mid-single digit decrease in same-store net sales for the second quarter of fiscal 2005 was in line with our previously-stated expectations,” said Nancy Pedot, Party City’s Chief Executive Officer. “While we are disappointed with our sales results for our seasonally largest quarter, we did see sales increases in several categories where we have introduced new assortments. In addition to those sales increases, we also benefited from the inclusion of additional New Year’s sales in the recent quarter, although these factors were offset by the previously announced decrease in Halloween sales, as well as softness in some Christmas categories due to a shift in promotional strategies.”

     Ms. Pedot added: “We are in the preliminary stages of executing our program to re-set and re-merchandise our stores, in order to enhance our product presentation and shopping experience. This transition will gain momentum throughout the second half of fiscal 2005, and we continue to believe it will drive improved net sales results in the fourth quarter of this fiscal year.”

Six-Month Results

     Net sales for Company-owned stores were $265.4 million for the first six months of fiscal 2005, a decrease of 4.5% as compared with $277.9 million for the same period in fiscal 2004. Same-store net sales for Company-owned stores decreased 5.4% for the first six months of fiscal 2005 as compared with the first six months of fiscal 2004, while same-store net sales for franchise stores decreased 2.8% for the same period. Total chain-wide net sales were approximately $559.0 million for the first six months of fiscal 2005, a decrease of 2.7% compared with $574.8 million for the first six months of fiscal 2004.

     The sales results for Company-owned stores in the first six months of fiscal 2005 reflected a decrease of 7.3% in same-store net sales of non-seasonal merchandise, and a decrease of 3.3% in same-store net sales of seasonal merchandise.

Summary Information

	Quarter ended		Six months ended
($ in millions)	January 1, 2005	December 27, 2003	January 1, 2005	December 27, 2003
Total chain-wide net sales	$356.8	$367.7	$559.0	$574.8

Company-owned stores:
Net sales	$166.8	$175.3	$265.4	$277.9
Same-store net sales	(5.6%)	3.7%	(5.4%)	3.8%
Number of Company-owned stores, end of period	248	247	248	247

Franchise stores:
Same-store net sales	(2.8%)	7.0%	(2.8%)	5.7%
Number of franchise stores, end of period	259	254	259	254

     Party City Corporation is America’s largest party goods chain. Party City currently operates 248 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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